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                                                                   EXHIBIT 99b
NEWS RELEASE


CONTACT: INVESTOR RELATIONS    301 PERIMETER CENTER NORTH
         MONIKA BROWN          ATLANTA, GA 30346
         (770) 668-5926
         BETH DALTON
         (770) 393-6587


                     HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                      NATIONAL HEALTH ENHANCEMENT SYSTEMS, INC.

     ATLANTA, GA, October 3, 1997 -- HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire National Health Enhancement Systems, Inc. (Nasdaq:NHES), a leading provider of health information technology solutions specializing in demand and disease management products. The acquisition, which is subject to regulatory and NHES stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during the fourth quarter of 1997.

     The stockholders of NHES will receive shares of HBOC common stock in the transaction, and the exchange ratio will be determined by averaging the closing HBOC stock price for a period of 20 trading days ending shortly before the closing of the transaction. If the average price of HBOC common stock is between $35.37 and $43.23, NHES stockholders will receive .32 of an HBOC share. If the HBOC common stock average price is above $25.00 up to $35.37, NHES stockholders will receive a fraction of an HBOC share equal to $11.32 per NHES share. If the average price of HBOC common stock during the pricing period is above $43.23, NHES stockholders will receive a fraction of an HBOC share equal to $13.83 per NHES share.

     NHES, based in Phoenix, Arizona, had revenue for its fiscal year ended January 31, 1997 of $25.2 million and has approximately 235 employees supporting 750 customers. NHES is one of the nation's leading providers of health management and technology solutions specializing in medical call center products and services to managed care organizations, hospitals, integrated healthcare networks and physicians throughout the world.

     "The addition of NHES' specialized call center technology and disease management initiatives extend HBOC's current access and clinical management strategies. NHES' products will bring our customers additional solutions that will help them avoid costs, increase member satisfaction, build customer loyalty and ensure appropriateness of care" stated Charles W. McCall, HBOC president and chief executive officer. "NHES' client network of 750 installed call center products and one million lives in its national call center will give HBOC a strong position in a segment of the healthcare market that is expected to increase its spending on information systems by more than 20% per year."

     "We are very excited about joining HBOC," stated Gregory J. Petras, NHES chairman and chief executive officer. "The growth opportunities resulting from the combination of the two companies will be of great benefit to NHES' employees, client's, and shareholders. As use of a medical call center becomes fundamental to delivering healthcare, we chose to become part of HBOC because they are the leader in healthcare technology with the resources and distribution capability that will enable us to grow in an increasingly competitive market."

     HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations throughout the world.

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